Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS FOURTH QUARTER 2013 RESULTS

•	Net income attributable to SunCoke Energy, Inc. (NYSE: SXC) shareholders declined in fourth quarter and full year 2013 primarily due to weakness in our Coal Mining segment, the attribution of income to SunCoke Energy Partners, L.P. (NYSE: SXCP) public holders and lower performance at our Indiana Harbor cokemaking operations

•	Adjusted EBITDA was $59.7 million in fourth quarter 2013 and $215.1 million for full year 2013, a decline of $10.0 million and $50.6 million, respectively, reflecting lower performance in our Coal Mining segment and Indiana Harbor cokemaking facility

•	Domestic Coke segment generated $56.5 million of Adjusted EBITDA in fourth quarter 2013 on sales of 1,047 thousand tons, resulting in Adjusted EBITDA per ton of $54. Full year 2013 Domestic Coke Adjusted EBITDA was $243.2 million on sales of 4,263 thousand tons for an Adjusted EBITDA per ton of $57

•	Reaffirm 2014 Adjusted EBITDA and earnings per share of $230 million to $255 million and $0.35 to $0.60 per share, respectively, but expect first quarter 2014 will be challenged by impact on operations of severe weather in January

Lisle, IL (January 30, 2014) - SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter 2013 net income attributable to shareholders of $11.0 million, or $0.16 per diluted share, down from $27.6 million, or $0.39 per diluted share, from fourth quarter 2012. Full year 2013 net income attributable to shareholders of $25.0 million, or $0.36 per diluted share, is down $73.8 million, or $1.04 per share, from prior year.

“Despite a weak fourth quarter, we achieved our 2013 earnings targets during a year that was challenging on many fronts,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “The same factors affected fourth quarter as affected the full year, including the current weak coal price environment and lower than expected results at our Indiana Harbor cokemaking facility due to the ongoing refurbishment effort. While these factors pressured results, there were several positives in the fourth quarter that we believe will continue into 2014, including sustained solid results across the rest of our cokemaking fleet, significantly lower per ton production costs in our coal mining business, the contribution of our new Coal Logistics segment and the benefit of our renewed contract at Indiana Harbor.”

Henderson continued, “Looking ahead, we are currently evaluating the potential of dropping down our entire domestic coke business into SXCP over time and assessing strategic options for our coal business. We are in the early stages of this analysis and plan to provide an update on these initiatives in March.”

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(In millions, except per share amounts)	2013	2012	(Decrease)	2013	2012	(Decrease)
Total Revenues	$399.6	$491.4	$(91.8)	$1,647.7	$1,914.1	$(266.4)
Operating Income	30.9	44.3	(13.4)	111.3	173.7	$(62.4)
Adjusted EBITDA(1)	59.7	69.7	(10.0)	215.1	265.7	$(50.6)
Net Income Attributable to Shareholders	11.0	27.6	(16.6)	25.0	98.8	$(73.8)
Earnings Per Diluted Share	0.16	0.39	(0.23)	0.36	1.40	$(1.04)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues were down 18.7 percent to $399.6 million and 13.9 percent to $1,647.7 million in fourth quarter 2013 and full year 2013, respectively. The reduction in both periods reflects the pass-through of lower coal prices and lower coke sales volumes in our cokemaking business and declines in average coal sales price in our Coal Mining segment of $48 per ton in fourth quarter 2013 and $49 per ton in full year 2013, partly offset by higher sales volumes.

Operating income declined 30.2 percent to $30.9 million in fourth quarter 2013 and 35.9 percent to $111.3 million for full year 2013. Adjusted EBITDA declined 14.3 percent to $59.7 million in fourth quarter 2013 and 19.0 percent to $215.1 million for full year 2013. The operating income and Adjusted EBITDA declines in the quarter and year were primarily due to lower performance in our Coal Mining segment and Indiana Harbor cokemaking facility, which is undergoing a significant refurbishment. In addition, operating income was impacted by $0.5 million and $9.6 million of accelerated depreciation due to the refurbishment at Indiana Harbor for the quarter and year, respectively.

Net income attributable to shareholders was $11.0 million in fourth quarter 2013, a reduction of $16.6 million versus the same prior year period. For full year 2013, net income attributable to shareholders was $25.0 million, down $73.8 million versus full year 2012. Factors impacting net income for both periods include weak Coal Mining segment performance, the attribution of income to SXCP's public unit holders and lower results at Indiana Harbor.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants. Beginning in first quarter 2013, the Company combined its Jewell Coke and Other Domestic Coke segments into one segment called Domestic Coke due to the similarities of operations and contracts between the two segments. Prior year periods have been adjusted to reflect this change.

	Three Months Ended December 31,
(In millions, except per ton amounts)	2013	2012	(Decrease)
Segment Revenues	$359.9	$460.2	$(100.3)
Adjusted EBITDA(1)	56.5	62.4	(5.9)
Sales Volume (in thousands of tons)	1,047	1,077	(30)
Adjusted EBITDA per ton(1)	54	58	(4)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

•	Segment revenues in the fourth quarter 2013 were affected by the pass-through of lower coal costs and lower coke sales volumes. The lower coke sales volumes primarily reflects lower production at Indiana Harbor due to the refurbishment effort currently underway.

•	Segment Adjusted EBITDA decline of $5.9 million was driven by $9.0 million of lower performance at Indiana Harbor and a $2.5 million accrual related to a customer coke quality claim, partly offset by $5.6 million improvement across the rest of our coke fleet. Results at Indiana Harbor were impacted by higher costs and lower volumes due to the refurbishment project, which more than offset the higher fee per ton of coke sold we earned as a result of our 10 - year contract extension. In addition, Indiana Harbor suffered from an unfavorable comparison to prior year which benefited from a $4.2 million billing settlement.

Brazil Coke

Formerly named International Coke, our Brazil Coke segment consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on its preferred stock investment assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA increased $1.2 million to $11.4 million due to favorable comparison to prior year, which included a higher allocation of corporate costs.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel launched on March 18, 2013. VISA SunCoke produces coke for the Indian merchant market and owns a 440 thousand ton cokemaking facility and associated steam generation unit located in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture's results.

•	Adjusted EBITDA in fourth quarter was $2.2 million on total coke sales of approximately 53 thousand tons, representing our share of total coke sales of approximately 108 thousand tons. Adjusted EBITDA per ton was nearly $42 per ton and included a positive currency exchange impact of $17 per ton.

•	India Coke recognized $0.3 million of income from equity method investment reflecting our share of earnings, depreciation, interest expense and taxes attributable to the venture.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into coke.

	Three Months Ended December 31,
(In millions, except per ton amounts)	2013	2012	Increase/ (Decrease)
Total Coal Mining Revenues(1)	$47.0	$61.7	$(14.7)
Segment Revenues (excluding sales to affiliates)	$11.1	$10.8	$0.3
Adjusted EBITDA(2)	$(8.9)	$6.0	$(14.9)
Coal Production (in thousands of tons)(3)	275	351	(76)
Sales Volumes (in thousands of tons)(1)	389	370	19
Sales Price per ton (excludes transportation costs)	$117.82	$165.77	$(47.95)
Adjusted EBITDA per ton(1)	$(22.88)	$16.22	$(39.10)

(1)	Includes sales to affiliates.
(2)	See definitions of Adjusted EBITDA, Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(3)	Includes production from Company and contract-operated mines.

•	Total Coal Mining revenues (including sales to affiliates) was down as a result of a $48 per ton decline in average coal sales price, partly offset by higher volumes. Excluding sales to affiliates, segment revenues were relatively flat on similar volumes.

•	Adjusted EBITDA was negatively impacted by lower average coal sales price, a $2.3 million inventory mark-to-market impact and a $1.0 million increase in Black Lung liability costs. Partly offsetting this was approximately a $10 per ton reduction in cash production costs.

Coal Logistics

The Coal Logistics segment consists of the coal handling and blending services operated by SXCP as result of its acquisition of Lakeshore Coal Handling Corporation (Lake Terminal) in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013. SXCP's coal handling and blending terminals are located in East Chicago, Indiana and along the Ohio, Big Sandy and Kanawha Rivers in West Virginia and Kentucky.

•	The Coal Logistics Segment contributed $4.0 million to Adjusted EBITDA on 3,649 thousand tons of coal handled in fourth quarter 2013.

Corporate and Other

Corporate expenses in fourth quarter 2013 were $5.5 million, down $3.4 million versus fourth quarter 2012, reflecting a favorable Black Lung liability adjustment and a payment related to a 2012 settlement of certain litigation, partly offset by SXCP public company costs and fair market adjustment on certain lease expense.

Financing Expense, Net

Net financing expense was relatively flat in fourth quarter 2013 at $12.3 million.

Cash Flow

Net cash provided by operations was $151.3 million for the full year 2013, down $54.8 million versus 2012, reflecting lower net income.

Cash used in investing activities was $326.6 million for the full year 2013 as compared with $84.1 million in 2012. The increase in spending was driven by the acquisitions of Lake Terminal and KRT, the refurbishment spending at Indiana Harbor and our investment in our VISA SunCoke joint venture.

2014 OUTLOOK

Our 2014 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.3 million tons

•	Coal production is projected to be approximately 1.3 million tons

•	Adjusted EBITDA is expected to be between $230 million and $255 million on a consolidated basis. Adjusted EBITDA attributable to SXC is expected to be between $183 million and $203 million, reflecting the impact of public ownership in SXCP

•	Earnings per diluted share attributable to SXC is expected to be between $0.35 and $0.60 per diluted share, reflecting the impact of public ownership in SXCP

•	Cash generated by operations is expected to be approximately $170 million

•	Capital expenditures are projected to be $117 million. Approximately $36 million of the projected 2014 capital expenditures were pre-funded with the proceeds from SXCP's initial public offering in January 2013

•	The effective tax rate for the full year 2014 is expected to be between 20 percent and 26 percent, and the cash tax rate is expected to be between 10 percent and 18 percent

RELATED COMMUNICATIONS

We will host a investor conference call today at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735

(international) and referencing confirmation 36415304. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3641 5304#.

UPCOMING EVENTS

Our senior management team will host a joint Investor Day with SXCP on Tuesday, March 11, 2014 at the New York Stock Exchange. Registration for Investor Day will open the week of February 3, 2014. Presentations will be webcast live and archived for replay for a limited time in the Investor Relations section of the Company's website at www.suncoke.com.

In addition, we will participate in the BB&T Commercial and Industrial Conference in Miami, FL on March 27, 2014.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat-recovery cokemaking process produces high-quality coke for use in steelmaking, typically captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 110 million tons of proven and probable reserves, are located in Virginia and West Virginia. In addition, through our 58 percent ownership of SXCP, we have an interest in SXCP's coal logistics business which have the collective capacity to blend and transload more than 30 million tons of coal annually. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company's net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Income

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$388.5	$480.6	$1,633.5	$1,902.0
Other income, net	11.1	10.8	14.2	12.1

Total revenues	399.6	491.4	1,647.7	1,914.1

Costs and operating expenses
Cost of products sold and operating expenses	316.7	403.0	1,348.0	1,577.6
Selling, general and administrative expenses	26.5	20.8	92.4	82.0
Depreciation, depletion and amortization	25.5	23.3	96.0	80.8

Total costs and operating expenses	368.7	447.1	1,536.4	1,740.4

Operating income	30.9	44.3	111.3	173.7
Total financing expense, net	(12.3)	(11.8)	(52.3)	(47.8)

Income before income tax expense and income from equity method investment	18.6	32.5	59.0	125.9
Income tax expense	(0.2)	(3.5)	(6.7)	(23.4)
Income (loss) from equity method investment	0.3	—	(2.2)	—

Net income	18.7	29.0	50.1	102.5
Less: Net income attributable to noncontrolling interests	7.7	1.4	25.1	3.7

Net income attributable to SunCoke Energy, Inc.	$11.0	$27.6	$25.0	$98.8

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.16	$0.39	$0.36	$1.41
Diluted	$0.16	$0.39	$0.36	$1.40
Weighted average number of common shares outstanding:
Basic	69.6	70.0	69.9	70.0
Diluted	70.2	70.3	70.2	70.3

SunCoke Energy, Inc.

Consolidated Balance Sheet

	Years Ended December 31,
	2013	2012
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$233.6	$239.2
Receivables	91.5	70.0
Inventories	135.3	160.1
Income tax receivable	6.6	—
Deferred income taxes	12.6	2.6
Other current assets	2.3	1.5

Total current assets	481.9	473.4

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	56.8	—
Properties, plants and equipment, net	1,544.1	1,396.6
Lease and mineral rights, net	52.8	52.5
Goodwill and other intangible assets, net	25.4	9.4
Deferred charges and other assets	41.9	38.1

Total assets	$2,243.9	$2,011.0

Liabilities and Equity
Accounts payable	$154.3	$132.9
Current portion of long-term debt	41.0	3.3
Accrued liabilities	69.5	91.2
Interest payable	18.2	15.7
Income taxes payable	—	3.9

Total current liabilities	283.0	247.0

Long-term debt	648.1	720.1
Accrual for black lung benefits	32.4	34.8
Retirement benefit liabilities	34.8	42.5
Deferred income taxes	376.6	361.5
Asset retirement obligations	17.9	13.5
Other deferred credits and liabilities	18.8	16.7

Total liabilities	1,411.6	1,436.1

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at December 31, 2013 and 2012	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,636,785 shares and 69,988,728 shares at December 31, 2013 and December 31, 2012, respectively	0.7	0.7
Treasury stock, 1,255,355 shares and 603,528 shares at December 31, 2013 and 2012, respectively	(19.9)	(9.4)
Additional paid-in capital	446.9	436.9
Accumulated other comprehensive loss	(14.1)	(7.9)
Retained earnings	143.8	118.8

	557.4	539.1
Noncontrolling interests	274.9	35.8

Total equity	832.3	574.9

Total liabilities and equity	$2,243.9	$2,011.0

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2013	2012
	(Unaudited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$50.1	$102.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	96.0	80.8
Share-based compensation expense	7.6	6.7
Deferred income tax expense	1.6	34.3
Payments in excess of expense for retirement plans	(2.2)	(6.6)
Loss from equity method investment	2.2	—
Changes in working capital pertaining to operating activities (net of acquisitions):
Receivables	(18.1)	(3.8)
Inventories	29.2	56.1
Accounts payable	20.0	(49.0)
Accrued liabilities	(24.7)	15.2
Interest payable	2.5	(0.2)
Income taxes payable	(10.2)	(17.4)
Other	(2.7)	(12.5)

Net cash provided by operating activities	151.3	206.1

Cash Flows from Investing Activities:
Capital expenditures	(145.6)	(80.6)
Acquisition of businesses, net of cash received	(113.3)	(3.5)
Equity method investment in VISA SunCoke Limited	(67.7)	—

Net cash used in investing activities	(326.6)	(84.1)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P.	237.8	—
Proceeds from issuance of long-term debt	150.0	—
Repayment of long-term debt	(225.0)	(3.3)
Debt issuance costs	(6.9)	—
Proceeds from revolving facility	40.0	—
Cash distributions to noncontrolling interests	(17.8)	(2.3)
Repurchase of common stock	(10.9)	(9.4)
Proceeds from exercise of stock options	2.5	4.7

Net cash provided by (used in) financing activities	169.7	(10.3)

Net (decrease) increase in cash and cash equivalents	(5.6)	111.7
Cash and cash equivalents at beginning of year	239.2	127.5

Cash and cash equivalents at end of year	233.6	239.2

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA(1) of our segments and operating data for the three and twelve months ended December 31, 2013 and 2012:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$359.9	$460.2	$1,528.7	$1,816.8
Brazil Coke	9.5	9.6	35.4	36.9
Coal Mining	11.1	10.8	61.3	48.3
Coal Mining intersegment sales	35.9	50.9	136.7	203.4
Coal Logistics	8.0		8.1
Coal Logistics intersegment sales	4.5		5.5
Elimination of intersegment sales	(40.4)	(50.9)	(142.2)	(203.4)

Total	$388.5	$480.6	$1,633.5	$1,902.0

Adjusted EBITDA(1):
Domestic Coke	$56.5	$62.4	$243.2	$249.4
Brazil Coke	11.4	10.2	16.1	11.9
India Coke	2.2		0.9
Coal Mining	(8.9)	6.0	(18.7)	33.4
Coal Logistics	4.0		4.7
Corporate and Other	(5.5)	(8.9)	(31.1)	(29.0)

Total	$59.7	$69.7	$215.1	$265.7

Coke Operating Data:
Domestic Coke capacity utilization (%)	99	101	101	102
Domestic Coke production volumes (thousands of tons)	1,056	1,082	4,269	4,342
Domestic Coke sales volumes (thousands of tons)	1,047	1,077	4,263	4,345
Domestic Coke Adjusted EBITDA per ton(2)	$53.96	$57.94	$57.05	$57.40
Brazilian Coke production—operated facility (thousands of tons)	222	239	876	1,209
India Coke sales volumes (thousands of tons)(3)	108		257
Coal Operating Data(4):
Coal sales volumes (thousands of tons):
Internal use	304	287	1,164	1,149
Third parties	85	83	488	351

Total	389	370	1,652	1,500

Coal production (thousands of tons)	275	351	1,342	1,476
Purchased coal (thousands of tons)	115	9	334	42
Coal sales price per ton (excludes transportation costs)(5)	$117.82	$165.77	$118.05	$167.23
Coal cash production cost per ton(6)	$139.95	$149.53	$125.87	$144.93
Purchased coal cost per ton(7)	$105.04	$119.98	$107.27	$103.17
Total coal production cost per ton(8)	$155.73	$159.54	$139.22	$152.75
Coal Logistics Operating Data:
Tons handled (thousands of tons)	3,649		3,785
Coal Logistics Adjusted EBITDA per ton handled (9)	$1.10		$1.24

(1)	See definition of Adjusted EBITDA and reconciliation to US GAAP at the end of this Item.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(3)	Represents 100% of VISA SunCoke sales volumes.
(4)	Includes production from Company and contract-operated mines.
(5)	Includes sales to affiliates. The transfer price per ton to our Jewell cokemaking facility was $114.20 and $179.30 for 2013 and 2012, respectively.
(6)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume. Prior periods have been restated for a change in allocation methodology which resulted in additional costs being allocated to purchased coal.
(7)	Costs of purchased raw coal divided by purchased coal volume. Prior periods have been restated for a change in allocation methodology which resulted in additional costs being allocated to purchased coal.
(8)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $14.04 and $11.76 for 2013 and 2012, respectively.
(9)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$47.5	$68.2	$173.9	$262.7
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	12.2	1.5	41.2	3.0

Adjusted EBITDA	$59.7	$69.7	$215.1	$265.7

Subtract:
Adjustment to unconsolidated affiliate earnings	1.9	—	3.2	—
Depreciation, depletion and amortization	25.5	23.3	96.0	80.8
Financing expense, net	12.3	11.8	52.3	47.8
Income tax expense	0.2	3.5	6.7	23.4
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	1.1	2.1	6.8	11.2

Net income	$18.7	$29.0	$50.1	$102.5

(1)	Reflects net income attributable to noncontrolling interest adjusted for the noncontrolling interest share of interest, taxes, depreciation and amortization.

Estimated 2014 Adjusted EBITDA to Estimated Net Income

	2014
	Low	High
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$183	$203
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	47	52

Estimated 2014 Adjusted EBITDA	230	255

Subtract:
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	—
Adjustments to unconsolidated affiliate earnings(2)	4	7

Estimated 2014 EBITDA	226	248
Subtract:
Depreciation, depletion and amortization	105	100
Financing expense, net	55	53
Income tax expense	13	24

Net income	$53	$71

(1)	Reflects net income attributable to noncontrolling interest adjusted for the noncontrolling interest share of interest, taxes, depreciation and amortization.
(2)	Reflects estimated pro-rata 2013 earnings related to our equity method investment in the joint venture.